Exhibit 99.1
Contacts:
The Ruth Group (Investors/Media)
Sara Ephraim/Jason Rando
sephraim@theruthgroup.com
jrando@theruthgroup.com
IMARX THERAPEUTICS SATISFIES ABBOTT NOTE OBLIGATION ASSOCIATED WITH THE ACQUISITION OF UROKINASE
TUCSON, AZ — (April 23, 2008) — ImaRx Therapeutics, Inc. (NASDAQ:IMRX) today announced that it has entered into an agreement with Abbott Laboratories pursuant to which it has satisfied its obligations under its $15 million non-recourse promissory note with Abbott issued in connection with its acquisition of urokinase. As a result, full title to the urokinase assets including the remaining inventory of finished product, all regulatory and clinical documentation, validated cell lines, and intellectual property rights now resides unencumbered with ImaRx.
Urokinase is a thrombolytic drug, formerly marketed under the brand name Abbokinase® and recently re-branded as Kinlytic™. Urokinase is FDA approved and marketed for the treatment of acute massive pulmonary embolism, or blood clots in the lungs.
As of March 31, 2008, the remaining balance due under the note net of funds that were held in escrow totaled approximately $10.8 million. Pursuant to the terms of the agreement all of ImaRx’s obligations under the $15 million non-recourse promissory note were fully satisfied in exchange for the payment of $5,177,609 in cash to Abbott and the satisfaction of certain payment obligations relating to the storage of certain cell banks and recombinant samples at a contract research organization.
Bradford A. Zakes, President and CEO of ImaRx Therapeutics stated “We are pleased to have reached agreement with Abbott Laboratories on the satisfaction of this debt obligation. This now ensures that we have complete ownership of the asset which will enable us to continue to commercialize this product and to provide patients and their doctors access to this important therapeutic.”
About ImaRx Therapeutics
ImaRx Therapeutics is a biopharmaceutical company commercializing and developing therapies for vascular disorders. The Company’s commercialization efforts are currently focused on its product, urokinase for the treatment of acute massive pulmonary embolism. The Company’s research and development efforts are focused on therapies for stroke and other vascular disorders using its proprietary microbubble technology.
About Urokinase
In 2006, ImaRx acquired urokinase and all related assets, including approximately a four-year supply of inventory as well as cell lines and manufacturing rights to the drug. Since October 2006, ImaRx has been selling its urokinase inventory in the U.S. market, where it is estimated to be listed on pharmacy formularies at approximately 700 acute care hospitals.
Urokinase is a thrombolytic or clot-dissolving agent indicated for the treatment of acute massive pulmonary embolism, or blood clots in the lungs. The product has been commercialized for more than 20 years and has been administered to greater than four million patients.
Forward Looking Statements
Statements in this press release about future expectations, plans and prospects for the Company constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks related to our ability to successfully commercialize urokinase and other important risks relating to the Company’s business, prospects, financial condition and results of operations that are discussed in the Section titled “Risk Factors” in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007, which has been filed with the SEC.